Second Quarter 2025 Financial Results Presentation July 30, 2025 Exhibit 99.3

Highest Second Quarter Net Revenue Second Quarter Snapshot 2Q25 Results millions, except per share and ratios HIGHLIGHTS NET REVENUE 2Q25: GAAP & NON-GAAP $1,284 YTD: GAAP & NON-GAAP $2,540 ANNUALIZED ROTCE* 2Q25:GAAP 17.0% & NON-GAAP 21.7% YTD: GAAP 10.9% & NON-GAAP 13.8% BOOK VALUE PER SHARE TBV $33.30 BV $48.07 Ranked #1in Employee Advisor Satisfaction by JD Power for 3rd Consecutive Year Highest Second Quarter Net Revenue Global Wealth Management Record Client Assets Under Management Strongest Recruiting Quarter Since 4Q15 Completed Acquisition of Bryan, Garnier & Co. * Please see our definition of ROTCE in our second quarter 2025 earnings release NET EARNINGS 2Q25: GAAP $146 & NON-GAAP $186 YTD: GAAP $189 & NON-GAAP $240 EPS 2Q25: GAAP $1.34 & NON-GAAP $1.71 YTD: GAAP $1.73 & NON-GAAP $2.18 ANNUALIZED ROCE 2Q25:GAAP 11.9% & NON-GAAP 15.2% YTD: GAAP 7.7% & NON-GAAP 9.8%

Second Quarter Results Operating Expense = Non-Compensation Expense – Provision for Credit Loss Provision for Credit Loss at bank subsidiary Operating Expense Ratio excludes Provision for Credit Loss Please see our definition of ROTCE in our second quarter earnings release

Wealth Management: A Key Growth Driver *2025 GWM net revenue based on annualized results through 6/30/2025

Institutional Business Gaining Momentum As Bank M&A Activity Accelerates

STIFEL

INSTITUTIONAL GROUP REVENUE

millions	2Q25	Y/Y Change	Sequential Change	2025 YTD	VS 2024 YTD
Advisory	$127	-3%	-7%	$265	6%
Capital Raising	$100	4%	6%	$194	4%
Equity	$46	-4%	-6%	$95	8%
Fixed Income	$54	12%	18%	$99	1%
Transactional	$191	19%	28%	$340	12%
Equity	$61	16%	3%	$121	13%
Fixed Income	$129	21%	45%	$218	12%
Total Institutional Revenue*	$420	7%	9%	$805	8%
Comp. Ratio	61.4%	20 bps	-420 bps	63.4%	210 bps
Non-Comp. Ratio	24.1%	-220 bps	-320 bps	25.6%	-150 bps
Pre-tax Margin	14.5%	200 bps	740 bps	11.0%	-60 bps

HIGHLIGHTS

- Highest Second Quarter Net Revenue Since 2Q21
- Record Total Transactional Revenue
    - Record Fixed Income Transactional Revenue
- Completed Acquisition of Bryan, Garnier & Co.
- Ranked #1 in Municipal Issuance in Number of Issues YTD in 2025 with 13.2% Market Share

Forces Driving Consolidation in the Banking Industry

- Favorable Macro Dynamics
    - Stable Economy
    - Solid Bank Fundamentals
    - Improved Valuation Measures
- Favorable Regulatory Environment
    - Faster Deal Approvals
- Capital Available When Needed

Well Positioned to Capitalize on Increased Bank M&A

- Leading Market Share* in All Bank & Thrift Deals:
    - Since January 1, 2025: 84%
    - Since January 1, 2024: 77%
    - Since January 1, 2020: 53%

* Market share based on deal value with all disclosed deal value through July 25, 2025

STIFEL | Quarterly Earnings Report

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Integrating AI Into the Stifel Platform Enhance Our Platform Through Use of Agent-Based Models Increases Efficiency But Human Side Remains Irreplaceable Platform to Enhance: Client Service Data Management Insights Early AI Success: Investment Banking Analytics Advisor Support

Commentary on Variance to Analyst Estimates Commissions & Principal Transactions: Stronger Revenue from Institutional Fixed Income & Equities Investment Banking: Stronger Advisory Revenue Stronger Equity & Fixed Income Underwriting Revenue Variance to Updated Guidance in June Due to Deal Closings at End of Quarter Net Interest Income Higher Net Interest Margin Due to Increased Asset Yields & Lower Deposit Costs Variance to Consensus Estimates *Non-GAAP

Global Wealth Management HIGHLIGHTS Record Second Quarter Net Revenue Record Total Client & Fee-Based Assets Highest Quarterly Number of Financial Advisors Added (82) Since 4Q15 Added 46 Financial Advisors, Including 21 Experienced with Total Trailing Twelve Month Production of $31 million Added 36 Experienced Financial Advisors from B. Riley with Total Trailing Twelve Month Production of $20 million. *1Q25 excludes impact of $180 million legal accrual

Strong Bank Fundamentals

Expenses * For reconciliation of GAAP to non-GAAP expenses, refer to our second quarter 2025 earnings release. Bar chart header numbers are a graphic *2025 annual GAAP to non-GAAP results based on annualized results through 6/30/2025

Capital Utilization HIGHLIGHTS Repurchased 970,000 shares in 2Q25 Bank Funding Increased at CAGR of 13% Since 2019 Completed Acquisition of Bryan, Garnier & Co. Completed Acquisition of 36 B. Riley Financial Advisors *2025 based on results through 6/30/2025

2025 Performance & Outlook for Second Half * Annualized 2025 based on results through 06/30/2025 ** Operating non-compensation ratio excludes credit loss provision and investment banking gross up expense as well as impact from $180 million legal accrual in 1Q25

Second Quarter 2025 Financial Results Presentation July 30, 2025

Disclaimer Forward-Looking Statements This presentation may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that involve significant risks, assumptions, and uncertainties, including statements relating to the market opportunity and future business prospects of Stifel Financial Corp., as well as Stifel, Nicolaus & Company, Incorporated and its subsidiaries (collectively, “SF” or the “Company”). These statements can be identified by the use of the words “may,” “will,” “should,” “could,” “would,” “plan,” “potential,” “estimate,” “project,” “believe,” “intend,” “anticipate,” “expect,” and similar expressions. All statements not dealing with historical results are forward-looking and are based on various assumptions. The forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in or implied by the statements. For information about the risks and important factors that could affect the Company’s future results, financial condition and liquidity, see “Risk Factors” in Part I of the Company’s Annual Report on Form 10-K for the year ended December 31, 2024. Forward-looking statements speak only as to the date they are made. The Company disclaims any intent or obligation to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made. Use of Non-GAAP Financial Measures The Company prepares its Consolidated Financial Statements using accounting principles generally accepted in the United States (U.S. GAAP). The Company may disclose certain “non-GAAP financial measures” in the course of its earnings releases, earnings conference calls, financial presentations and otherwise. The Securities and Exchange Commission defines a “non-GAAP financial measure” as a numerical measure of historical or future financial performance, financial position, or cash flows that is subject to adjustments that effectively exclude, or include, amounts from the most directly comparable measure calculated and presented in accordance with U.S. GAAP. Non-GAAP financial measures disclosed by the Company are provided as additional information to analysts, investors and other stakeholders in order to provide them with greater transparency about, or an alternative method for assessing the Company’s financial condition or operating results. These measures are not in accordance with, or a substitute for U.S. GAAP, and may be different from or inconsistent with non-GAAP financial measures used by other companies. Whenever the Company refers to a non-GAAP financial measure, it will also define it or present the most directly comparable financial measure calculated and presented in accordance with U.S. GAAP, along with a reconciliation of the differences between the non-GAAP financial measure it references and such comparable U.S. GAAP financial measure.